                                                               EXHIBIT 99.(9)(e)

                   AMENDMENT TO THE TRANSFER AGENCY AGREEMENT


         This Agreement, dated as of February 1, 1993, is made to the Transfer Agency Agreement (the "Agreements") dated June 7, 1989 between each of the EATON VANCE HIGH YIELD MUNICIPALS TRUST (now Eaton Vance Municipals Trust); EATON VANCE CALIFORNIA MUNICIPALS FUND (now Eaton Vance Investment Trust); EATON VANCE LIQUID ASSETS TRUST; EATON VANCE HIGH INCOME TRUST; EATON VANCE NATURAL RESOURCES TRUST; EATON VANCE EQUITY-INCOME TRUST; THE EXCHANGE FUND OF BOSTON, INC.; SECOND FIDUCIARY EXCHANGE FUND, INC.; FIDUCIARY EXCHANGE FUND, INC.; DEPOSITORS FUND OF BOSTON, INC.; CAPITAL EXCHANGE FUND, INC.; VANCE SANDERS EXCHANGE FUND, L.P.; DIVERSIFICATION FUND, INC.; EATON VANCE MUNICIPAL BOND FUND L.P.; EATON VANCE INVESTORS FUND, INC. (now Eaton Vance Investors Fund); EATON VANCE GROWTH FUND, INC. (now Eaton Vance Investors Fund); EATON VANCE GROWTH FUND, INC. (now Eaton Vance Growth Trust); EATON VANCE STOCK FUND; EATON VANCE TAX-FREE RESERVES; EATON VANCE GOVERNMENT OBLIGATIONS TRUST; EATON VANCE TOTAL RETURN TRUST; EATON VANCE INCOME FUND OF BOSTON, INC. (now Eaton Vance Income Fund of Boston); and dated November 2, 1992, between each of EATON VANCE PRIME RATE RESERVES and EATON VANCE SHORT-TERM GLOBAL INCOME FUND, INC. (collectively, the "Funds") and THE SHAREHOLDER SERVICES GROUP, INC. (the "Transfer Agent"), being a successor in interest to Boston Safe Deposit and Trust Company.

         The Funds and the Transfer Agent agree that the Agreements shall, as of February 1, 1993, be amended as follows:

         1. The Transfer Agent will maintain its registration as a transfer agent as provided in Section 17A(c) of the Securities Act of 1934, as amended, (the "1934 Act") and shall comply with all applicable provisions of Section 17A of the 1934 Act and the rules promulgated thereunder, as may be amended from time to time, including rules relating to record retention.

         2. The references to "legal counsel" and "counsel" in Section 11(b) and 13 of the Agreement and the third paragraph of Section 7(a) of Schedule C of the Agreement shall be limited to (a) outside legal counsel of the Fund in its capacity as such, and (b) outside legal counsel of the Transfer Agent if such counsel has been specifically authorized by an Authorized Person of the Fund to render its opinion on the matter that has arisen.

         3. Section 12 of the Agreement is amended by adding the following clause after the word "supply": ", provided, however, that the Transfer Agent shall have acted in accordance with its Disaster Recovery Plan attached hereto as Schedule F, which Schedule may be amended from time to time by agreement of the Trust and the Transfer Agent.

         4. Section 13 of the Agreement is deleted in its entirety and replaced with the following paragraphs:

                  (a) Each party shall fulfill its obligations hereunder by acting with reasonable care and in good faith;

                  (b) The Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Transfer Agent, and arising out of, or in connection with, its duties on behalf of the Trust hereunder. In addition, the Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand action or suit as a result of: (i) any action taken in accordance with Written or Oral Instructions, or share certificates reasonable believed by the Transfer Agent to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advise reasonably believed by the Transfer Agent to have been given by counsel for the Fund; or (iii) any action taken as a result of any error or omission in any record which the Transfer Agent had no reasonable basis to believe was inaccurate (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) and was delivered, or caused to be delivered, by the Fund to the Transfer Agent in connection with this Agreement;

                  (c) The Transfer Agent will indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Fund, or arising out of, or in connection with, the Transfer Agent's breach of this Agreement;

                  (d) In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the party seeking indemnification shall notify the indemnifying party promptly concerning any situation which presents or appears likely to present a claim for indemnification. The indemnifying party shall have the option to defend against any claim which may be the subject of this indemnification and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party, and thereupon the indemnifying party shall take over complete defense of the claim and the party seeking indemnification shall sustain no further legal or other expenses in such situation for which it seeks indemnification. The party seeking indemnification will not confess any claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party's prior written consent; and

                  (e) The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

         5. The second paragraph of Section 7(a) of Schedule C of the Agreement is amended by deleting the second sentence, and the third paragraph of such
Section 7(a) of Schedule C is amended by deleting the first sentence.

         6. Section 14 of each Agreement is deleted in its entirety and replaced with the following paragraphs:

                  (a) Either party may terminate this Agreement without cause on or after January 31, 1998 by giving 180 days written notice to the other party;

                  (b) Either party may terminate this Agreement if the other party has materially breached the Agreement by giving the defaulting party 30 days written notice and the defaulting party has failed to cure the breach within 60 days thereafter; and

                  (c) Any written notice of termination shall specify the date of termination. The Fund shall provide notice of the successor transfer agent within 30 days of the termination date. Upon termination, the Transfer Agent will deliver to such successor a certified list of shareholders of the Fund (with names, addresses and taxpayer identification of Social Security numbers and such other federal tax information as the Transfer Agent may be required to maintain), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors. The Transfer Agent shall be entitled to its out-of-pocket expenses set forth in Schedule B incurred in the delivery of such records net of the fees owed to the Transfer Agent for the last month of service if this Agreement is terminated pursuant to paragraph (b) immediately above.

         7.       The following paragraph is added to Section 15 of the
                  Agreement:

                  The Fund and the Transfer Agent agree to renegotiate the terms of this Agreement if an independent party acceptable to both parties, after notice to and a hearing with both Fund management and representatives of the Transfer Agent, determines that the performance of the Transfer Agent has been adverse to the interests of the Fund shareholders and if such negotiations do not result in a mutually acceptable amendment then the Fund may terminate this Agreement on 60 days written notice.

         8. The following sentence shall be added at the end of Section 17 of the Agreements:

                  Notwithstanding the foregoing, any reference to the Transfer Agent shall include a statement to the effect that it is a wholly owned subsidiary of First Data Corporation.

         9. The name and address of the transfer agent in Section 21(a) of the Agreements shall be deleted and replaced with the following:

                  The Shareholder Services Group, Inc.
                  One Exchange Place
                  53 State Street
                  Boston, Massachusetts 02109
                  Attention: Robert F. Radin, President
                  with a copy to TSSG Counsel

         10. Section 21(b) of the Agreements shall be deleted in its entirety and replaced with the following:

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that any assignment of this Agreement to an entity shall require the written consent of the other party.

         11.      The following paragraphs shall be added to Schedule A of the
Agreements:

                  For all funds serviced by Eaton Vance Management for which the Transfer Agent commences service as transfer agent after February 1, 1993 (the "New Funds"), the Transfer Agent shall waive per account fees for the initial 90 days of service. After the initial 90 days, New Funds that impose a 12b-1 Trail Commission or service fee shall pay the Transfer Agent a monthly fee based on month-end net assets at an annual rate of 8 basis points. After the initial 90 days, New funds that do not impose a 12b-1 Trail Commission or service fee shall pay the Transfer Agent a monthly fee based on month-end net assets at an annual rate of 7 basis points.

                  If a New Fund's net assets exceed $250 million for a calendar month, the fees due the Transfer Agent for that month shall be reduced by one-twelfth of one basis point, for those assets in excess on that breakpoint.

                  If a New Fund's net assets exceed $500 million for a calendar month, the fees due the Transfer Agent for that month shall be reduced by one-twelfth of two basis points, for those assets in excess of that breakpoint. If a New Fund's net assets exceed $750 million for a calendar month, the fees due the Transfer Agent for that month shall be reduced by one-twelfth of three basis points, for those assets in excess of that breakpoint. If a New Fund's net assets exceed $1 billion for a calendar month, the fees due the Transfer Agent for that month shall be reduced by one-twelfth of four basis points, for those assets in excess of that breakpoint. In addition to these breakpoints, if Eaton Vance National Municipals Trust's net assets exceed $1.5 Billion for a calendar month, the fees due the Transfer Agent for the month shall be reduced by one-twelfth of four basis points, for those assets in excess of that breakpoint. If Eaton Vance National Municipals Trust's net assets exceed $2 Billion for a calendar month, the fees due the Transfer Agent for the month shall be reduced by one-twelfth of three basis points, for those assets in excess of that breakpoint. No other breakpoints in fees shall apply.

         12. Schedule B of the Transfer Agency Agreements is deleted and replaced by Schedule B attached hereto.

         13.      Schedule E, attached hereto, will be added to the Agreements.

         14. This Amendment contains the entire understanding among the parties with respect to the transactions contemplated hereby. To the extent that any provision of this amendment modifies or is otherwise inconsistent with any provision of the Agreement and related agreements, this Amendment shall control, but the Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

                                EATON VANCE MUNICIPALS TRUST

                                EATON VANCE INVESTMENT TRUST

                                EATON VANCE LIQUID ASSETS TRUST

                                EATON VANCE HIGH INCOME TRUST

                                EATON VANCE NATURAL RESOURCES TRUST

                                EATON VANCE EQUITY-INCOME TRUST

                                THE EXCHANGE FUND OF BOSTON, INC.

                                SECOND FIDUCIARY EXCHANGE FUND, INC.

                                FIDUCIARY EXCHANGE FUND, INC.

                                DEPOSITORS FUND OF BOSTON, INC.

                                CAPITAL EXCHANGE FUND, INC.

                                VANCE SANDERS EXCHANGE FUND, L.P.

                                DIVERSIFICATION FUND, INC.

                                EATON VANCE MUNICIPAL BOND FUND L.P.

                                EATON VANCE INVESTORS FUND

                                EATON VANCE GROWTH TRUST

                                EATON VANCE STOCK FUND

                                EATON VANCE SPECIAL INVESTMENT TRUST

                                EATON VANCE CASH MANAGEMENT FUND

                                EATON VANCE TAX FREE RESERVES

                                EATON VANCE GOVERNMENT OBLIGATIONS TRUST

                                EATON VANCE TOTAL RETURN TRUST

                                EATON VANCE INCOME FUND OF BOSTON

                                EATON VANCE PRIME RATE RESERVES

                                EATON VANCE SHORT-TERM GLOBAL INCOME FUND, INC.

                                By: /s/ Barry Rowland Jr.
                                    -----------------------------------
                                Title: V.P. Eaton Vance Management
                                    -----------------------------------
                                /s/ James L. O'Connor         Treasurer
                                -----------------------------

                                THE SHAREHOLDER SERVICES GROUP, INC.

                                By:/s/ Jack P. Kutner
                                -----------------------------------

                                Title: EVP-COO
                                -----------------------------------

                                      B-1
                                   Schedule B

OUT-OF-POCKET EXPENSES

         The Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

         -   Microfiche/microfilm production
         -   Magnetic media tapes and freight
         - Stock costs, including certificates, envelopes, checks, stationery, confirmations and statements
         - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
         - Due diligence mailings - Telephone and telecommunications costs, including all lease, maintenance and line costs
         - Proxy solicitations, mailings and tabulations - Daily & Distribution advice mailings
         -   Shipping, Certified and Overnight mail and insurance
         -   Year-end form production and mailings
         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines as pre-approved by the Fund
         -   Duplicating services, as pre-approved by the Fund
         -   Courier services
         - Banking charges, including without limitation incoming @ $6.00 and outgoing wire charges @ $8.00 per wire
         -   Federal Reserve charges for check clearance
         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
         - The Transfer Agent shall provide the Funds with an aggregate credit of 1,000 system programming hours at no cost during each calendar year.
         -   Certificate Insurance

         The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

                                      E-1
                                   Schedule E
                      Transfer Agent Performance Standards


1.       SCOPE

The Transfer Agent agrees to meet or exceed the processing standards set forth in this schedule for those items received by the Transfer Agent in the proper condition, form and order to permit the Transfer Agent to process the item within the requirements of this Agreement.

"Turnaround", for the purposes of the Schedule, shall be tracked by the Transfer Agent and shall consist of the date the Transfer Agent receives the item in good order ("R") and such additional business days (e.g. R=1, R=2) as designated. For the purpose of this Schedule, "business days" shall be the calendar days on which the New York Stock Exchange is opened and such other days as agreed to in writing by the Transfer Agent and the Fund. The Transfer Agent shall track the processing of items on a calendar month basis and shall report to the Fund the percentage of the total number of items received and the percentage of items that were processed within the specific Turnaround period by the 20th of the following month.

The Transfer Agent shall also track the number of Funds shareholders who contact the Transfer Agent to complain that their transactions were not processed correctly. The Transfer Agent shall report to the Funds, on a monthly basis, no later than the 20th of the following month, the transactions and the total number of shareholder complaints received by the Transfer Agent from Funds shareholders, which arose solely from processing errors by the Transfer Agent.

With respect to these turnaround and error standards, the Transfer Agent shall be responsible for its own conduct only and shall not be held responsible for delays and other problems arising from the actions or omissions of the Fund, other agents of the Fund or third parties not affiliated with the Transfer Agent. In addition, the Fund agrees that these performance standards shall be waived for any calendar month in which the processing exceeds by more than 20% the average monthly number of items received by the Transfer Agent during the six month period prior to that calendar month.


2.       CORRECTIVE ACTION

If performance standards are not met for any type of transaction for a given monthly period, the Transfer Agent shall report to the Fund by the 20th of the following month the reason for the deficiency and the corrective action being taken by the Transfer Agent.

The Fund may terminate this Agreement if either: (i) One quarter or more of the performance standards listed in this Schedule are not met by the Transfer Agent for four consecutive months, or (ii) any one performance standard is not met by the Transfer Agent for any six months during a 12 month period. Unless the Fund provides the Transfer Agent with notice of the Fund's intent to exercise this option within 60 days of the occurrence, the Fund shall have waived its option to terminate under this provision. Termination is not the sole remedy of the Fund for failure to meet the performance standards.


3.       PERFORMANCE STANDARDS

The Transfer Agent will use a statistical sampling defined below as a percentage of transactions processed through the transaction processing and quality control units of the Transfer Agent providing services to the Fund and will track and report to the Fund on the accuracy of the transactions processed. Examining the sampling against predetermined Transfer Agent criteria for accuracy, the Transfer Agent will provide an accuracy rate as represented by "percent", measured to the last Friday of each month from the last Friday of the previous month. The Fund reserves the right to inspect, or have a third party inspect, the Quality Assurance procedures and documentation and all documents reviewed and considered in determining the accuracy of processing.

I.       Transaction Processing

                                            Turnaround                 QA Statistical                     Accuracy
                                            R R+1-R+7                  Sampling %                         Standard
                                            ----------                 --------------                     --------
A1.      New Accounts                                                  15%
         - Purchases                        R                                                             98%
         - Exchanges                        R                                                             98%
         - Transfer                         R+3                                                           98%

B.       Purchases                                                     5%
         - Directs (Money Market Funds)     R+1                                                           98%
         - Directs (All Other Funds         R                                                             98%
         - Wire Orders (Placement)          R                                                             98%
         - Wire Orders (Settlement)         R+1                                                           98%

C.       Redemptions                                                   10%
         - Direct                           R                                                             98%
         - Wire Orders                      R                                                             98%

D.       Exchanges                          R                          5-10%                              98%

E.       Transfers                          R+3                        10%                                98%

F.       Adjustments                                                   10%
         - Priority                         R+1                                                           98%
         - Non-Priority                     R+4                                                           98%
         - OCF Cancel/Rebill                R+1                                                           98%


II.      Shareholder Services

                                            Turnaround                 QA Statistical                     Accuracy
                                            R R+1-R+7                  Sampling %                         Standard
                                            ----------                 --------------                     --------

A.       Research                                                      5%
         - Priority                         R+2                                                           95%
         - Non-Priority                     R+4                                                           95%
         - Transcripts                      R+9                                                           95%

B.       Telephone Responsiveness           R                          2%                                 98%
          (excluding calls abandoned
         within 20 seconds)



C.       Correspondence                                                10%
         - Priority (Financial)             R+3                                                           98%
         - Non Priority (Other)             R+5                                                           98%


III.     Administration

                                            Turnaround                 QA Statistical                     Accuracy
                                            R R+1-R+7                  Sampling %                         Standard
                                            ----------                 --------------                     --------

A.       Duplicate Confirmation             R+2                        2%                                 98%
         Mailed

B.       Certificates Mailed                         R+3                        10%
98%

C.       Daily Checks Mailed                R+1                        5%                                 98%
          (includes redemptions, SWP's
         and replacements)

D.       Periodic Checks Mailed             R+2                        Client                             98%
                                                                       Specific
                                                                       Sampling


IV.      Data Center Services

A.       Response Time

An average of 98% of all CICS entries on Business Days from 8:00 p.m. EST ("Business Hours") during a calendar month will have a response time of three
(3) seconds or less.

An average of 98% of all CICS entries during Business hours in a calendar month will have a response item of five (5) seconds or less.


B.       On-Line Systems Availability

The On-Line System will be available for inquiry and data entry at least 96% of the time during Business Day and from 8:00 a.m. to 8:00 p.m. EST (Business Hours), measured on a calendar month basis.

V.       Quality Assurance

TSSG will use a statistical sampling defined categorically in Section I-III of transaction processed through the transaction processing and the quality control units of TSSG providing services to the Funds and will track and report to the Funds on the accuracy of the transaction processed. Examining the sampling against pre-determined TSSG criteria for accuracy, TSSG will provide a 98% accuracy rate, measured monthly by their independent Quality Assurance Department and reported to the Fund by the 20th of the following month.